                                                                      EXHIBIT 12

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

               COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                   YEARS ENDED DECEMBER 31,
                                                            --------------------------------------
                                                              2004    2003    2002    2001    2000
                                                            ------- ------- ------- ------- ------
                                                                    (DOLLARS IN MILLIONS)
        Income (loss) before cumulative effect of change
          in accounting principle.........................  $    13 $    27 $    31 $  (130)$  (42)
        Add:
          Interest expense................................      179     149     141     170    188
          Portion of rentals representative of the
             interest factor..............................       11      11      11      10     13
          Income tax expense (benefit) and other taxes on
             income.......................................      (25)     (6)     (7)     51    (28)
          Minority interest...............................        4       6       4      --     --
          Amortization of interest capitalized............        1       1       1       1     --
          Undistributed  losses of affiliated  companies
             in which in less than a 50% voting
             interest is owned............................       --       2       2       1     --
                                                            ------- ------- ------- ------- ------
             Earnings as defined..........................  $   183 $   190 $   183 $   103 $  131
                                                            ======= ======= ======= ======= ======
        Interest expense..................................  $   179 $   149 $   141 $   170 $  188
        Interest capitalized..............................        2       4       4       3      6
        Portion of rentals representative of the interest
          factor..........................................       11      11      11      10     13
                                                            ------- ------- ------- ------- ------
             Fixed charges as defined.....................  $   192 $   164 $   156 $   183 $  207
                                                            ======= ======= ======= ======= ======
        Ratio of earnings to fixed charges................     0.95    1.16    1.17    0.56   0.63
                                                            ======= ======= ======= ======= ======


NOTE: Earnings were inadequate to cover fixed charges by $9 million, $80 million, and $76 million for the years ended December 31, 2004, 2001 and 2000, respectively.